Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

STRATIM CLOUD ACQUISITION CORP.,

EACH OF THE MEMBERS OF FORCE PRESSURE CONTROL, LLC,

and

FORCE PRESSURE CONTROL, LLC

dated as of March 21, 2023

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
Section 8.2.	Preparation of Proxy Statement; Stockholders’ Meeting and Approvals	71
Section 8.3.	Support of Transactions	73
Section 8.4.	Tax Matters	73
Section 8.5.	Section 16 Matters	75
Section 8.6.	Cooperation; Consultation	75
Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1.	Conditions to Obligations of Acquiror and the Company	75
Section 9.2.	Conditions to Obligations of Acquiror	76
Section 9.3.	Conditions to the Obligations of the Company	77
Article X

TERMINATION/EFFECTIVENESS

Section 10.1.	Termination	77
Section 10.2.	Effect of Termination	79
Article XI

MISCELLANEOUS

Section 11.1.	Trust Account Waiver	79
Section 11.2.	Waiver	80
Section 11.3.	Notices	80
Section 11.4.	Assignment	81
Section 11.5.	Rights of Third Parties	81
Section 11.6.	Expenses	81
Section 11.7.	Governing Law	81
Section 11.8.	Headings; Counterparts	81
Section 11.9.	Company and Acquiror Disclosure Letters	82
Section 11.10.	Entire Agreement	82
Section 11.11.	Amendments	82
Section 11.12.	Publicity	82
Section 11.13.	Severability	83
Section 11.14.	Jurisdiction; Waiver of Jury Trial	83
Section 11.15.	Enforcement	84
Section 11.16.	Non-Recourse	84
Section 11.17.	Non-Survival of Representations, Warranties and Covenants	84
Section 11.18.	Conflicts and Privilege	85
Section 11.19.	Acquiror Post-Closing Action	85

Exhibits

Exhibit A	Members; Allocation of Aggregate Cash Consideration
Exhibit B	Form of Company A&R LLC Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Tax Receivable Agreement
Exhibit F	Company Financial Results

-iv-

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This Membership Interests Purchase Agreement, dated as of March 21, 2023 (this “Agreement”), is made and entered into by and among Stratim Cloud Acquisition Corp., a Delaware corporation (“Acquiror”), each of the individuals listed on the signature pages hereto (each a “Member” and collectively, the “Members”) and Force Pressure Control, LLC, a Texas limited liability company (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Members collectively own 100% of the issued and outstanding membership interests of the Company in the amounts set forth on Exhibit A hereto;

WHEREAS, immediately prior to the Closing (as defined below), the Company will adopt an Amended and Restated LLC Agreement, in the form attached as Exhibit B hereto, with such changes as may be agreed in writing by Acquiror and the Members (the “Company A&R LLC Agreement’) to effectuate a recapitalization (the “Recapitalization”), pursuant to which, among other things, all outstanding membership units of the Company will be converted or exchanged into Company Common Units, in accordance with the Recapitalization Instrument and as set forth in the Company A&R LLC Agreement, the result of which, among other things, will be that (i) the Acquiror will be admitted as the sole managing member of the Company effective as of the Closing; (ii) the Members will hold Company Common Units as of immediately prior to the Closing; and (iii) holders of Company Common Units will be entitled to Company Unitholder Redemption Rights following the Closing;

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing, (i) the Members shall sell to Acquiror, and Acquiror shall purchase, an aggregate of up to 12,000,000 Company Common Units (such number of Company Common Units, as determined pursuant to Section 2.8(c) hereto, the “Sold Units”), and (ii) the Members shall retain the remaining Company Common Units (the “Retained Units”), in each case of (i) and (ii), the number of which shall be provided on Exhibit A hereto (the “Purchase”, together with any other transactions contemplated hereby, the “Transactions”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing, Acquiror shall subscribe for, and the Company shall issue to Acquiror a number of Company Common Units equal to the total shares of Acquiror Class B Common Stock issued and outstanding immediately prior to the Closing (the “Additional Common Units”) in exchange for the number of shares of Acquiror Class C Common Stock equal to the number of Retained Units to be held by the Members immediately following the Closing.

WHEREAS, prior to the Closing, Acquiror shall file an amended and restated certificate of incorporation with the Secretary of State of Delaware and adopt amended and restated bylaws, in each case, in a form to be mutually agreed upon between the Company and Acquiror using commercially reasonable efforts prior to the filing of the initial Proxy Statement (with such additional changes as may be agreed in writing by Acquiror and the Company) (respectively, the “Acquiror Charter” and the “Acquiror Bylaws”, and together, the “Acquiror Amended and Restated Governing Documents), to, among other things, (i) change its name to “Force Pressure Control Corp.” and (ii) approve the issuance of Acquiror Class C Common Stock, which will, among other matters, carry such non-economic and voting rights as set forth in the Acquiror Amended and Restated Governing Documents;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has requested that the Members execute and deliver to the Company, prior to 11:59 p.m. (New York time) on the second (2nd) Business Day after the date of this Agreement (the “Company Member Approval Deadline”), an irrevocable written consent, pursuant to which, among other things, (i) the Members shall adopt and approve this Agreement and the other documents contemplated hereby and the transaction contemplated hereby and thereby and (ii) the Members shall approve the Recapitalization (the “Company Member Written Consent”);

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Class A Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Stratim Cloud Acquisition, LLC, a Delaware limited liability company (the “Sponsor”) and certain other transferees of the Acquiror Class B Common Stock held by the Sponsor, have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and such other parties have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, at the Closing, Acquiror, the Sponsor, the other parties listed in Schedule I to the Sponsor Support Agreement, the Members, and their respective Affiliates, as applicable, shall enter into (i) an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) in substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Members), which shall be effective as of the Closing and (ii) a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror, Company and the Members will enter into a Tax Receivable Agreement substantially in the form attached hereto as Exhibit E (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2022 Audited Financial Statements” has the meaning specified in Section 6.3(b).

“2023 EBITDA” means for any person for any period, (a) consolidated net income plus the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any noncash charges (including share-based compensation) or extraordinary losses, provided that such classification is approved by Acquiror in its reasonable discretion, for such period, (v) any charge or write-off related to unamortized debt issuance costs, (vi) loss on extinguishment of Indebtedness, (vii) Transaction Expenses, (viii) incremental first year costs of being a public company as mutually agreed by Acquiror and Company, (ix) non-recurring costs associated with unplanned additional transactions and/or opening facilities in new regions and (x) impact of significant 2023 GAAP changes not currently reflected in unaudited 2022 financials.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class C Common Stock” means Class C common stock, par value $0.0001 per share, of Acquiror, as provided for in the Acquiror Charter.

“Acquiror Common Stock” means (i) prior to the Closing, Acquiror Class A Common Stock and Acquiror Class B Common Stock; and (ii) from and after the Closing, Acquiror Class A Common Stock and Acquiror Class C Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” means (i) the audited balance sheet as of December 31, 2020, and the related audited statements of operations, changes in shareholder’s deficit and cash flows of Acquiror for the period from July 29, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon, (ii) the audited balance sheet as of December 31, 2021, and the related audited statements of operations, changes in shareholder’s deficit and cash flows of Acquiror for the period from January 1, 2021 through December 31, 2021, together with the auditor’s reports thereon, and (iii) the unaudited balance sheet as of September 30, 2022, and the related unaudited statements of operations, changes in shareholder’s deficit and cash flows of Acquiror for the three months and nine months ended September 30, 2022, as applicable.

“Acquiror Indemnified Parties” has the meaning specified in Section 7.7(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder Approval” means the approval of those Transaction Proposals identified in Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Stockholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Closing.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Trading Price” means the volume-weighted average sale price of one share of Acquiror Common Stock quoted on The Nasdaq Capital Market (or such other exchange on which the shares of Acquiror Common Stock are then listed) for the five (5) trading days following public announcement of the 2023 EBITDA by Acquiror.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) any of the consolidated assets of the Company and its Subsidiaries or (ii) any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person other than a Member beneficially any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) any Subsidiaries of the Company.

“Action” means any claim, charge, action, suit, audit, examination, assessment, arbitration, mediation or any proceeding, investigation, inquiry, subpoena or request for information, by or before any Governmental Authority.

“Additional Common Units” has the meaning specified in the recitals hereof.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Cash Consideration” means (i) the Aggregate Cash Payments, plus (ii) the Estimated NWC Excess Cash (if applicable), or minus (iii) the Estimated NWC Deficiency Cash (if applicable).

“Aggregate Cash Payments” means an amount of cash equal to the number of Sold Units (as finally determined pursuant to Section 2.8(c)), multiplied by $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(h).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Applicable Debt” means any (i) Indebtedness owed to any member of the Company or (ii) any Indebtedness not related to a fixed asset incurred in connection with Approved Capital Expenditures.

“Approved Capital Expenditures” means any capital expenditures made by the Company that (i) are not included in the budgeted capital expenditures previously provided by the Company to Acquiror in the 2023 forecast (the “Company 2023 Forecast”); (ii) would cause the capital expenditures in the Company 2023 Forecast to exceed the Company’s annual budget of 2023; and (iii) are made after the date of this Agreement that are consented to by Acquiror in writing, regardless of whether such consent was required hereunder or otherwise.

“Audited Financial Statements” has the meaning specified in Section 6.3(a).

“Business Combination” has the meaning set forth in Article II of Acquiror’s Amended and Restated Certificate of Incorporation as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash Equivalents” means 12:01 a.m. New York Time on the Closing Date (“Calculation Time”, an aggregate amount equal to (A) all cash and cash equivalents of the Company, solely to the extent such cash or cash equivalent is deposited in a domestic or foreign bank (in respect of foreign bank accounts, net of any applicable repatriation taxes for any amounts greater than $250,000 in the aggregate) or lock box accounts (including cash resulting from the clearance of checks deposited prior to the Calculation Time, whether or not such clearance occurs before, on or after the Calculation Time), net of all un-cashed checks outstanding, plus (B) the fair market value of all money market funds, plus (C) all (i) cash and similar deposits, including security and customer deposits, deposits in transit, undeposited funds and (ii) sureties held by third parties for the benefit of or as security for any obligation, plus (D) installment cash payments made in connection with the Permian Basin Facility Investment and fifty percent (50%) of installment cash payments made in connection with the Meyer Transaction, minus (E) any restricted cash that is not otherwise expressly included in the calculation of Cash Equivalents pursuant to the foregoing clauses (A) through (D), plus (F) any cash or cash equivalents of the Company used to pay Transaction Expenses between December 7, 2022 and immediately prior to the Closing, in each case, as determined in accordance with GAAP.

“Closing” has the meaning specified in Section 2.7.

“Closing Date” has the meaning specified in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company A&R LLC Agreement” has the meaning specified in the Recitals hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Common Unit” means a membership interest unit of the Company to be issued in connection with the Recapitalization, which shall have no voting rights, and shall have the other terms provided for in the Company A&R LLC Agreement.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the oil and gas services industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Member Approval Deadline” has the meaning specified in the Recitals hereto.

“Company Member Approvals” means (i) the approval of this Agreement and the transactions contemplated hereby (including the Purchase and the Recapitalization) by the unanimous written consent of the Members.

“Company Member Written Consent” has the meaning specified in the Recitals hereto.

“Company Membership Interests” means (i) prior to the Recapitalization, the “membership units” as defined in the Company’s Amended and Restated Limited Liability Company Operating Agreement, dated as of April 20, 2022; and (ii) from and after the Recapitalization, the Company Common Units, as provided for in the Company A&R LLC Agreement.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Systems” means all computer, mobile and information technology systems, platforms and networks owned, licensed, used or held for use by the Company or any of its Subsidiaries, including software, firmware, hardware, record keeping, data processing, telecommunications networks, network equipment, websites, interfaces, platforms, peripherals, computer systems, together with data and information contained therein or transmitted thereby, and documentation relating to any of the foregoing.

“Company Unitholder Redemption Right” has the meaning specified in Section 2.1(b).

“Confidential Information” has the meaning specified in Section 6.2(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 9, 2022, by and between Acquiror and the Company (as the Subject Company referenced thereto).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Earnout Equity” has the meaning specified in Section 2.4(a).

“EN” has the meaning specified in Section 11.18(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Incentive Plan” has the meaning specified in Section 7.1(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Statement” has the meaning specified in Section 2.5(a).

“Estimated NWC Deficiency Cash” has the meaning specified in Section 2.5(a)(i).

“Estimated NWC Excess Cash” has the meaning specified in Section 2.5(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Extension Loan” has the meaning specified in Section 7.8.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Financing Transaction” has the meaning specified in Section 7.9.

“Force Group” has the meaning specified in Section 11.18(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory agency), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator or arbitral body.

“Governmental Authorization” has the meaning specified in Section 3.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to any intellectual property, throughout the world, including all U.S. and foreign: (i) patents and patent applications (including all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof); (ii) registered and unregistered trademarks, trade names, logos, designs, symbols, slogans, hashtags, taglines, brands, product names, corporate names, service marks, trade dress, rights to social media accounts, and other indicia of source, origin or quality, and pending applications therefor, and internet domain names, together with the goodwill of the Company associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, moral rights and works of authorship; (iv) proprietary rights in software (whether in source code, object code or other form), databases and other compilations and collections of data; (v) proprietary rights in trade secrets, inventions, ideas, know-how, algorithms, processes, technical information, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals and other confidential information; (vi) rights of publicity, privacy rights and data protection rights; (vii) the goodwill of the business symbolized or represented by any of the foregoing, customer lists and other proprietary information and common-law rights; and (viii) all applications and registrations for the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 8.4(a)(i).

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Member” has the meaning specified in the Preamble.

“Meyer Transaction” means the rent to own arrangement to purchase equipment between the Company and GJR Meyer Service, Inc. pursuant to sales orders and invoices.

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(b).

“Net Working Capital” means an amount, equal to (i) current assets of the Company, including, among other items, (a) Cash Equivalents; (b) customer trade receivables that are not disputed and aged less than one hundred and twenty (120) calendar days or have a payment schedule, (c) inventories held for sale to customers, and (d) unbilled receivables referred to as contract assets, minus (ii) Applicable Debt, minus (iii) current liabilities of the Company, including any cash bonuses and similar type of payments and benefits (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts), but excluding any current liabilities related to (x) accrued Transaction Expenses; (y) future payments due in connection with the Meyer Transaction or any Approved Capital Expenditure, and (z) future operating lease obligations, including real estate obligations, booked as accrued liabilities in accordance with ASC 842, provided that in the case of (y) and (z), only liabilities that do not have offsetting current assets on the closing balance sheet can be excluded.

“Net Working Capital Adjustment” has the meaning specified in Section 2.5(a)(ii).

“Net Working Capital Deficiency” means the amount by which the Net Working Capital Target exceeds the Net Working Capital.

“Net Working Capital Excess” means the amount by which the Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Target” means $20,000,000.

“Non-Redemption Transaction” has the meaning specified in Section 7.9.

“Offer Documents” has the meaning specified in Section 8.2(a)(iii).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Open Source Obligations” means any obligations that software (or any portion thereof) owned by the Company or any of its Subsidiaries (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow such software to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“Open Source Software” means any software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries, together with all buildings, structures, facilities, fixtures and other improvements thereon and all easements, licenses and interests therein.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permian Basin Facility Investment” means the acquisition by the Company of approximately 13.44 acres located in Midland County, Texas and the construction of three buildings thereon.

“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for a company to own, lease and operate its properties or to carry on its business as it is now being conducted.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property related thereto, (iv) non-exclusive licenses of Intellectual Property, and (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information identifying, or capable in combination with other information of identifying, an individual or legal Person, the privacy of which is protected under applicable Law or any information that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Law.

“Pre-Closing Flow-Through Tax Return” means any Tax Return of the Company or its Subsidiaries in respect of which items of income, gain, loss deduction or credit are passed through, directly or indirectly, to the Members, or any of their direct or indirect owners under applicable Law and that relates to a taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Flow-Through Tax Item” means any matter relating to the determination of income, gain, loss, deduction or credits with respect to any Pre-Closing Flow-Through Tax Return.

“Pro Rata Share” means, for each Member, a percentage determined by dividing (i) the total number of Company Membership Interests issued and outstanding immediately prior to the Recapitalization held by such Member by (ii) the total number of Company Membership Interests issued and outstanding immediately prior to the Recapitalization.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Purchase” has the meaning specified in the Recitals hereto.

“Real Property Leases” has the meaning specified in Section 4.20(b)(ii).

“Recapitalization” has the meaning specified in the Recitals.

“Recapitalization Instrument” means an agreement, instrument, resolution, consent or other documentation, duly executed and delivered by the applicable Persons at or following the date of this Agreement, effecting the Recapitalization in accordance with the Company’s Governing Documents, which agreement, instrument, resolution, consent or other documentation shall be in a form reasonably acceptable to the Acquiror.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Retained Units” has the meaning specified in the Recitals hereto.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Cuba, Iran, North Korea and Syria, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is itself the subject or target of any Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated or restricted Persons maintained by (a) the United States (including the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State); (b) the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; or (e) any other relevant jurisdiction, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or otherwise controlled by, or acting for the benefit or on behalf of, a Person described in the foregoing clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those applicable trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union, (iii) the United Nations, (iv) the United Kingdom, or (v) any other relevant jurisdiction. “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCAQ Group” has the meaning specified in Section 11.18(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Statement” has the meaning set fort in Section 1.2(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” has the meaning specified in Section 11.18(a).

“Sold Units” has the meaning specified in the Recitals hereto.

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on Schedule I of the Sponsor Support Agreement, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Proceeding” means any audit, examination, claim or similar proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“TBOC” means the Texas Business Organization Code, as amended.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Member/Company Breach” has the meaning specified in Section 10.1(d).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Vendors” has the meaning specified in Section 4.28(c).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts) (and not tied to any subsequent event or condition, such as a termination of employment), (iii) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that are required to be paid under tax Laws in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“Warrant Agreement” means the Warrant Agreement, dated as of March 11, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) All references to the “wholly owned Subsidiaries” or any “wholly owned Subsidiary” of the Company shall be deemed to include: (i) Infinity Well Control, LLC, a Texas limited liability company; (ii) D&B Flowback LLC, a Texas limited liability company; (iii) Fortis Well Services, L.L.C., a Texas limited liability company; (iv) G-4 Oilfield Services, LLC, a Texas limited liability company; and (v) Force Pressure Control International SAS, a Colombian private entity (in each of the foregoing, regardless of whether such entities are treated as Subsidiaries for accounting purposes by the Company or whether the results of such Subsidiaries are consolidated by the Company for accounting or tax purposes).

(g) Notwithstanding anything to the contrary herein, no representation or warranty by Acquiror in this Agreement shall apply to any statement or information in the Acquiror SEC Filings that relates to the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued on April 12, 2021 or to other accounting matters related to initial public offering securities or expenses as to which the SEC or the Acquiror’s audit firm has issued, adopted, recommended in writing (with such recommendation being directed to the Acquiror, in the case of the Acquiror’s audit firm) or implemented (with such implementation relating to the Acquiror, in the case of the Acquiror’s audit firm) a statement, guidance, interpretation or change in presentation after the date Acquiror’s initial public offering (collectively, the “SEC Statement”), nor shall any correction, amendment or restatement of Acquiror Financial Statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror. Each of the Members and the Company acknowledge and agree that Acquiror continues to review the SEC Statement and its implications, including on the financial statements and other information included in the Acquiror SEC Filings, and any restatement, revision or other modification of the Acquiror SEC Filings relating to or arising from such SEC Statement, shall be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement, for purposes of this Agreement.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

PURCHASE AND SALE OF INTEREStS; CLOSING; EARNOUT

Section 2.1. Company Recapitalization.

(a) Immediately prior to the Closing, the Company and the Members shall take all action necessary to cause the Company Membership Interests issued and outstanding immediately following the Closing, to be converted into, and to consist solely of a number of Company Common Units. Such number of Company Common Units shall initially be 24,000,000, if applicable, subject to this Agreement and the Company A&R LLC Agreement (the “Total Converted Units”).

(b) The Company A&R LLC Agreement and the Acquiror Charter shall provide, subject to the terms and conditions set forth therein, that the Members and their permitted transferees may cause the Company to redeem their Company Common Units, which redemption may be effected as an exchange of Company Common Units for shares of Acquiror Class A Common Stock on a one-for-one basis (subject to adjustment in certain cases), accompanied by the corresponding cancellation of shares of Acquiror Class C Common Stock held by such Members (the “Company Unitholder Redemption Right”); provided that the Acquiror shall not be entitled to the Company Unitholder Redemption Right at any time.

Section 2.2. Sale and Transfer of Sold Units.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Member agrees to sell, convey, assign, transfer and deliver to Acquiror at the Closing, and Acquiror agrees to purchase and take assignment and delivery from each Member at the Closing all of such Member’s right, title and interest in and to the Sold Units, free and clear of all Liens, together with any other benefits and interests in connection with the purchase of the Sold Units as contemplated in the Agreement, for the Aggregate Cash Consideration.

(b) In full consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Acquiror of the Sold Units, together with any other benefits and interests in connection with the purchase of the Sold Units as contemplated in the Agreement, Acquiror shall, at the Closing pay to the Members the Aggregate Cash Consideration by wire transfer of immediately available funds in accordance with the wire instructions provided by the Members to the Acquiror at least two (2) Business Days prior to the Closing.

Section 2.3. Sale and Issuance of Additional Common Units.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror shall subscribe for, and the Company shall issue to Acquiror the Additional Common Units in exchange for the number of shares of Acquiror Class C Common Stock equal to the number of Retained Units to be held by the Members immediately following the Closing.

(b) Promptly following the purchase and sale of the Additional Common Units, the Company shall distribute all of the shares of Class C Common Stock received in exchange of the Additional Common Units to the Members pro rata to the number of Company Common Units to be held by such Member following the Closing.

(c) In addition to the foregoing, Acquiror may, pursuant to a notice delivered to Company no later than two (2) Business Days prior to Closing, elect to subscribe for, and the Company shall issue to Acquiror, an additional number of Company Common Units requested by the Acquiror for $10.00 per unit.

Section 2.4. Earnout.

(a) Following the Closing, and as additional consideration for the Purchase and the transactions contemplated hereby, within five (5) Business Days after the determination of the 2023 EBITDA, the Company and Acquiror (as applicable) shall issue or cause to be issued to each Member (in accordance with its respective Pro Rata Share) the following number of Company Common Units and shares of Acquiror Class C Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Common Unit and Acquiror Class C Common Stock occurring on or after the Closing) (the “Earnout Equity”), upon the terms and subject to the conditions set forth in this Agreement:

(i) If the 2023 EBITDA is greater than $60,000,000 (the “Minimum EBITDA Target”), a one-time issuance of 200,000 units and shares, as applicable, of Earnout Equity, for each $1,000,000 of EBITDA (rounded down to the nearest $1,000,000) in excess of the Minimum EBITDA Target, up to a maximum of 3,000,000 units and shares, as applicable, of Earnout Equity.

(b) Notwithstanding the foregoing, the Acquiror shall be permitted to satisfy its obligation to deliver Earnout Equity pursuant to the Minimum EBITDA Target by (i) delivering $12.50 cash per unit and share, as applicable, of Earnout Equity within thirty (30) calendar days of determination of the 2023 EBITDA or (ii) if the Acquiror Trading Price exceeds $14.00 per share, by delivering the number of shares of Acquiror Class A Common Stock equal to (x) the aggregate number of units and shares, as applicable, of Earnout Equity multiplied by $12.50, divided by (y) the Acquiror Trading Price; provided, that the Acquiror Trading Price shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Company Common Unit and Acquiror Class C Common Stock occurring on or after the Closing.

(c) For the avoidance of doubt, the Members shall be entitled to receive Earnout Equity only with respect to the 2023 EBITDA, and in no event shall the Members be entitled to receive more than an aggregate of 3,000,000 units and shares, as applicable, of Earnout Equity.

Section 2.5. Net Working Capital Adjustment.

(a) Closing Adjustment. At least ten (10) Business Days prior to the Closing Date, Company shall prepare and deliver to Acquiror a statement setting forth in reasonable detail its calculation of the estimated Net Working Capital (the “Estimated Closing Statement”). The Chief Executive Officer and the Chief Financial Officer of Company shall certify on behalf of Company, and not in any personal capacity, that the Estimated Closing Statement accurately reflects the calculation of the estimated Net Working Capital, and Company shall deliver the Estimated Closing Statement together with such certification to Acquiror. Company shall, upon request from Acquiror, provide Acquiror with reasonable access to all relevant backup materials, schedules and other records of Company and its Subsidiaries, in detail reasonably acceptable to Acquiror, concurrently with the delivery of such estimates until the Closing. The Estimated Closing Statement, together with the calculations of the estimated Net Working Capital, shall have been prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the 2022 Audited Financial Statements as if such Estimated Closing Statement was being prepared as of a fiscal year-end (except that such Estimated Closing Statement will not contain footnotes). At Closing,

(i) if the Net Working Capital Target exceeds the Net Working Capital, an amount of cash equal to the Net Working Capital Deficiency (the “Estimated NWC Deficiency Cash”) shall be deducted in calculating the Aggregate Cash Consideration to be received by the Members at the Closing in accordance with each such Members’ Pro Rata Share; provided, that, if the Aggregate Cash Payments is zero, the Members shall promptly, and in any event within three (3) Business Days after receiving notice from the Acquiror that the Aggregate Cash Payments is zero, deliver an amount in cash equal to their Pro Rata Shares of Estimated NWC Deficiency Cash to Acquiror; and

(ii) if the Net Working Capital exceeds the Net Working Capital Target, the Members shall receive an amount of cash equal to the Net Working Capital Excess (the “Estimated NWC Excess Cash”) to be distributed prior to the Closing Date in accordance with each such Members Pro Rata Share; provided, that, if the combined cash balance of Acquiror and the Company, after taking into account all payments, fees and expenses contemplated herein is less than $10,000,000, then payment of the Estimated NWC Excess Cash shall be deferred and paid by the Company as soon as practicable thereafter, but in any event, within one hundred and eighty (180) calendar days of the Closing (the adjustments set forth in this Section 2.5(a), the “Net Working Capital Adjustment”).

(b) Post-Closing Adjustment.

(i) As promptly as practicable, but in no event later than ninety (90) calendar days following the Closing Date, Acquiror shall cause to be prepared, in accordance with GAAP and, to the extent consistent with GAAP, using the same principles, methodologies and judgments as used by the Company in the preparation of the Estimated Closing Statement, and delivered to the Members, a statement (the “Acquiror Closing Statement”) setting forth in reasonable detail Acquiror’s good-faith calculation of the Net Working Capital and attaching all relevant backup materials and schedules.

(ii) From and after the delivery of the Acquiror Closing Statement, Acquiror shall provide the Members and any accountants or advisors retained by the Members or the Company pre-Closing with reasonable access to the books and records of the Company and cause appropriate representatives of Acquiror to be reasonably available to discuss the Acquiror Closing Statement and respond to reasonable questions of the Members and its accountant with regard thereto, solely for the purposes of: (A) enabling the Members and its accountants and advisors to calculate and to review Acquiror’s calculations as reflected in the Acquiror Closing Statement and (B) identifying any dispute related to the calculations set forth in the Acquiror Closing Statement.

(iii) If the Members dispute the calculation of the Net Working Capital set forth in the Acquiror Closing Statement, then the Members shall deliver a written notice (an “Adjustment Dispute Notice”) to Acquiror during the 45-day period commencing upon receipt by the Members of the Acquiror Closing Statement (the “Review Period”). The Adjustment Dispute Notice shall set forth, in reasonable detail, the basis for the dispute of such calculation including their proposed calculation along with a brief explanation.

(iv) If the Members do not deliver an Adjustment Dispute Notice meeting the requirements of Section 2.5(b)(iii) to Acquiror prior to the expiration of the Review Period, Acquiror’s calculations of the Net Working Capital shall be deemed final and binding on Acquiror, the Company and the Members for all purposes of this Agreement.

(v) If the Members deliver an Adjustment Dispute Notice to Acquiror prior to the expiration of the Review Period with respect to Acquiror’s calculation of the Net Working Capital, then the Members and Acquiror shall jointly meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the computation of Net Working Capital for a period of thirty (30) calendar days after the end of the Review Period, and use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Net Working Capital. In the event Acquiror and the Members so resolve any such differences, Acquiror’s calculations set forth in the Acquiror Closing Statement, as adjusted by the Agreed Adjustments, shall be final and binding for purposes of this Agreement. If the Members and Acquiror are unable to reach agreement on any disputed item within the 30 calendar day period, then either the Members or Acquiror may submit the objections to a nationally recognized accounting firm that regularly audits U.S. publicly listed companies, which is agreed upon by Acquiror and the Members within sixty (60) calendar days after the Closing and has not previously represented the Company, the Acquiror, the Sponsor or any of their Affiliates (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 30th day. The Designated Accounting Firm shall act as an expert and not an arbitrator and shall be directed by Acquiror and the Members to resolve the unresolved objections as promptly as reasonably practicable in accordance with GAAP and the terms of this Agreement, and, in any event, within forty five (45) calendar days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Members and Acquiror. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Acquiror, the Members and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Net Working Capital. The determination of Net Working Capital made by the Designated Accounting Firm shall be final and binding on Acquiror and the Members for all purposes of this Agreement, absent manifest error. In calculating the Net Working Capital, the Designated Accounting Firm shall be limited to addressing only the particular disputes referred to in the Adjustment Dispute Notice. The Expert Calculations (A) shall reflect in detail the differences, if any, between the disputed items reflected therein and the disputed items set forth in the Acquiror Closing Statement, and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Acquiror or the Members, as the case may be, and no lower than the lower amount calculated by Acquiror or the Members, as the case may be. The fees and expenses of the Designated Accounting Firm shall be paid by Acquiror and the Members in inverse proportion as they may prevail (based on the disputed items as resolved by the Designated Accounting Firm as compared to the disputed items proposed by Acquiror and the Members, respectively), as determined by the Designated Accounting Firm.

(vi) If the Net Working Capital, as finally determined in accordance with this Section 2.5, is less than the estimated Net Working Capital (the amount of such excess, the “Overpayment Amount”), then the Members shall promptly, and in any event within three (3) Business Days after such final determination, deliver an amount in cash equal to their Pro Rata Shares of such Overpayment Amount to Acquiror.

(vii) If the Net Working Capital, as finally determined in accordance with this Section 2.5, is greater than the estimated Net Working Capital (such amount, “Shortfall Amount”), then Acquiror shall promptly cause the Company to distribute to each Member in respect of such Member’s Pro Rata Share of such Shortfall Amount.

Section 2.6. Withholding .Notwithstanding any other provision to this Agreement, Acquiror, the Company and their respective representatives, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code (including pursuant to sections 1445 and 1446(f) thereof) or any other applicable Law; provided, that if any of Acquiror, the Company, or their respective representatives, as applicable, determines that withholding may be required, such party shall notify the party with respect to which such withholding is required in advance of affecting any such withholding, and the parties shall reasonably cooperate to reduce any such withholding amount to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) to the extent duly remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7. Closing . In accordance with the terms and subject to the conditions of this Agreement, the closing of the sale and transfer of the Sold Units, Additional Common Units, and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, CA 94301, at 7:00 a.m. (local time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company (on behalf of itself and each of the Members) may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.8. Closing Deliverables.

(a) At the Closing, the Members and the Company will deliver or cause to be delivered to Acquiror:

(i) the Company A&R LLC Agreement, to be agreed upon by the parties, duly executed by the Acquiror and the Members as post-Closing members of the Company, substantially in the form attached hereto as Exhibit B, to effectuate the Recapitalization;

(ii) certificates representing the Sold Units, Additional Common Units and any other Company Common Units that Acquiror purchases at the Closing, duly endorsed for transfer or accompanied by duly executed powers or other forms of assignment and transfer;

(iii) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(iv) a certificate signed by each Member, dated as of the Closing Date, certifying that, to the knowledge and belief of such Member, the conditions specified in Section 9.2(b) and Section 9.2(c) have been fulfilled;

(v) the written resignations of all of the managers of the Company, effective as of the Closing;

(vi) the Registration Rights Agreement and each Lock-Up Agreement, duly executed by each of the Members;

(vii) the Tax Receivable Agreement, to be agreed upon by the parties, duly executed by the Members and the Company;

(viii) with respect to each Member, (i) a properly executed IRS Form W-9 dated as of the Closing Date, or (ii) a properly executed applicable IRS Form W-8 dated as of the Closing Date;

(ix) a duly executed certificate on behalf of the Company, prepared in a manner consistent with and in accordance with the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i); and

(x) any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by Acquiror) to be executed or delivered at Closing.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Members, the Aggregate Cash Consideration;

(ii) to the Members, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Members, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and each of the other parties listed on Schedule I of the Sponsor Support Agreement;

(iv) to the Members, the Tax Receivable Agreement, duly executed by Acquiror;

(v) to the Company, evidence of the filing with, and acceptance by the Office of the Secretary of State of the State of Delaware of the Acquiror Charter, to reflect, among other things, the issuance of Acquiror Class C Common Stock, with such rights and powers as granted therein;

(vi) to the Company, the Company Class C Common Stock pursuant to Section 2.3, to be further distributed to the Members;

(vii) to the Company, the Acquiror Bylaws; and

(viii) to the Company, the written resignations of all of the directors and officers of Acquiror (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Closing, in accordance with the provisions of Section 2.10 and Section 7.6), effective as of the Closing.

(c) Not less than twenty (20) Business Days prior to the initial expected Closing Date, each Member shall provide prior written notice to Acquiror of the number of Sold Units it intends to sell to Acquiror at the Closing (which shall not exceed such Member’s Pro Rata Share of 12,000,000 Company Common Units). Such Election made by the Members will be recorded accordingly in Exhibit A. Each Member shall use reasonable best efforts to work with the Company and Acquiror to finalize Exhibit A twenty (20) Business Days prior to the Closing.

Section 2.9. Governing Documents.

(a) The certificate of formation of the Company in effect immediately prior to the Closing shall be the certificate of formation of the Company, and the Company A&R LLC Agreement (which shall be in substantially the form attached hereto as Exhibit B) shall be the LLC agreement of the Company, in each case, from and after the Closing, until thereafter amended as provided therein and under the TBOC, as amended.

(b) The Acquiror Charter and Acquiror Bylaws shall be the certificate of incorporation and bylaws of Acquiror from and after the Closing, until thereafter amended as provided therein and under the DGCL.

Section 2.10. Directors and Officers.

(a) The Acquiror will be the sole managing member of the Company from and after the Closing, in accordance with the Governing Documents of the Company.

(b) The parties shall take all actions necessary to ensure that, from and after the Closing, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.10(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Article III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

As a material inducement to Acquiror to enter into this Agreement, each Member hereby represents and warrants to Acquiror as follows:

Section 3.1. Incorporation and Authority.

(a) Member has full legal capacity and authority to execute and deliver this Agreement and each of the other Ancillary Agreements to which it is, or is specified to be, a party and to perform all its obligations hereunder and thereunder.

(b) This Agreement has been (and each other Ancillary Agreement upon execution and delivery will be) duly executed and delivered by such Member and constitutes (and each other Ancillary Agreement upon execution and delivery will constitute), assuming due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of such Member, enforceable against such Member in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Such Member is not in breach or default of any material obligation under its organizational documents, if such Member is not an individual.

Section 3.2. Ownership and Possession of the Company Membership Interests. Such Member is the record and beneficial owner of the Company Membership Interests set forth opposite such Member’s name on Exhibit A. Such Company Membership Interests and the book entries representing such Company Membership Interests are now, and at all times during the term hereof shall be, owned by such Member and held by such Member, free and clear of all Liens, except for any Liens created by this Agreement.

Section 3.3. Good Title Conveyed. The certificates, endorsements, assignments and other instruments to be executed and delivered by such Member to Acquiror at the Closing will be valid and binding obligations of such Member, enforceable in accordance with their respective terms, and will effectively vest in Acquiror good, valid and marketable title to all the Company Membership Interests to be transferred to Acquiror by such Member pursuant to and as contemplated by this Agreement, free and clear of all Liens.

Section 3.4. No Conflicts. The execution and delivery by such Member of this Agreement and the documents to which such Member is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of such Member, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to such Member, or (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right (including any incremental loss of rights) or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Member is a party or by which such Member may be bound, or terminate or result in the termination of any such foregoing Contract.

Section 3.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of such Member with respect to such Member’s execution or delivery of this Agreement or the consummation by such Member of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or other applicable antitrust or competition Laws; and (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Member to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

Section 3.6. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made such Member or any of its Affiliates.

Section 3.7. Investment Representations

(a) Each Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b) Each Member acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and each Member represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in Acquiror Class C Common Stock and Acquiror Class A Common Stock (upon exercising its Company Unitholder Redemption Right), as applicable, which may result in the loss of the total amount of such investment.

(c) Each Member has adequate means of providing for such Member’s current needs and possible personal contingencies, and such Member has no need, and anticipates no need in the foreseeable future, for liquidity in such Member’s investment in Acquiror Class C Common Stock and Acquiror Class A Common Stock (upon exercising its Company Unitholder Redemption Right), as applicable. Each Member is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Member is able to hold Acquiror Class C Common Stock and Acquiror Class A Common Stock (upon exercising its Company Unitholder Redemption Right), as applicable, for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) Except as otherwise set forth in Article V, Acquiror has not and is not making any representations or warranties to the Members or providing any advice or information to the Members. Each Member acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of its investment in Acquiror Class C Common Stock and Acquiror Class A Common Stock (upon exercising its Company Unitholder Redemption Right), as applicable.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), in each case, the Company represents and warrants to Acquiror as follows:

Section 4.1. Company Organization. The Company has been duly formed and is validly existing under the Laws of its jurisdiction of formation, and has the requisite company power and authority to own, use, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease, use or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except as set forth on Section 4.2 of the Company Disclosure Letter. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to its and the Company’s business, taken as a whole.

Section 4.3. Due Authorization.

(a) Other than the Company Member Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) No other company action is required on the part of the Company or any of its equityholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions, other than the Company Member Approvals. The Company Member Approvals will be duly and validly executed and delivered in accordance with applicable Law (including the TBOC) and the Governing Documents of the Company upon the execution and delivery of the Company Member Written Consent pursuant to the terms of this Agreement, and, when delivered, the Company Member Written Consent will constitute the irrevocable Company Member Approvals.

Section 4.4. No Conflict. Subject to the provision of notices and receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of the Company Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right (including any incremental loss of rights) or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Real Property Lease or Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, including, without limitation, any Leased Real Property, except, in the case of foregoing clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no Governmental Authorization is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or other applicable antitrust or competition Laws; and (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the Company does not have authorized capital. All of the Company Membership Interests that are issued and outstanding as of the date of this Agreement and as of the Closing are owned by the Members as set forth on Exhibit A. All of the issued and outstanding Company Membership Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company, as amended and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) The Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Membership Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional interests, the sale of treasury or other equity interests, or for the repurchase or redemption of any other equity interests of the Company or the value of which is determined by reference to equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Membership Interests.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the unaudited consolidated balance sheets and statements of operations, comprehensive income/loss, and cash flows of the Company and its Subsidiaries as of and for the years ended 2021 and 2022 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, when delivered pursuant to Section 6.3(a), the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes/losses, their consolidated changes in members’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) have been prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior five (5) years has been, in compliance in all material respects with applicable Law.

(b) The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the company’s Subsidiaries, will be prevented, detected and deterred.

(c) Neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Company and its Subsidiaries.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Customers or the Top Vendors (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Vendor relationship);

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $50,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $50,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly-owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $50,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C) above, any wholly-owned Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, individual consulting or advisor agreements, equity or incentive equity documents and Governing Documents) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), any officer and manager (or equivalent) of the Company or any of the Company’s Subsidiaries, any member or stockholder of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts (i) that provide a base salary of in excess of $75,000 or more with any employee or consultant of the Company or any of the Company’s Subsidiaries, (ii) that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby, or (iii) otherwise restricts the Company’s or a Company Subsidiary’s ability to terminate the employment or engagement of such employee or consultant at any time for any reason or no reason without more than thirty (30) days’ prior notice and without penalty or liability;

(viii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including (1) non-disclosure agreements, (2) nonexclusive licenses granted to service providers in connection with the provision of services to the Company or any of its Subsidiaries, or (3) ancillary trademark licenses incident to marketing, printing or advertising Contracts, in each case of (1)-(3) entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to customers to use the Company’s or its Subsidiaries’ products in the ordinary course of business) or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software that is not used in the Company’s or its Subsidiaries’ products and involves aggregate payments less than $50,000 in any calendar year and Open Source Licenses);

(xi) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $50,000 in any calendar year;

(xii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $50,000 in any calendar year;

(xiii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xiv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all material non-ordinary course communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other applicable Governmental Authority relating to the Company Benefit Plan.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) there have not been any “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is or has been, and neither the Company nor any of its ERISA Affiliates has contributed to, been required to contribute to, or had any actual, indirect or contingent liability under, any plan or program that is or has been maintained by more than one employer within the meaning of Section 413(c) of the Code or that is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, No Company Benefit Plan is or has been maintained outside the jurisdiction of the United States.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has at all times (i) been maintained and operated in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and (ii) been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder, and no amount under any such Company Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(g) Except as set forth on Section 4.13(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider (or any dependent or beneficiary thereof) of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) require a contribution by the Company or any Subsidiary of the Company to any Company Benefit Plan; or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(h) No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(i) The Company has never issued any options, restricted shares, restricted share units, profits interest, or other forms of equity compensation.

(j) With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.

Section 4.14. Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any other labor-related Contract or arrangement with any labor or trade union, labor organization, works council or other employee representative body, (ii) no such agreement or arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, labor organization, works council or other employee representative body with respect to their employment with the Company or any of its Subsidiaries, and (iv) no labor or trade union, labor organization, works council, group of employees, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, picketing, hand billing, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) No labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c) The Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employees of the Company or its Subsidiaries, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(d) The Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices including, all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, background checks, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f) The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(g) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any term of any employment agreement, nondisclosure agreement, restrictive covenant, common law nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(h) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries.

(i) The Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar foreign, state or local law relating to plant closings, layoffs or group terminations. The Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2022 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(j) To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries with annual base salary of $75,000 or more intends to terminate his or her employment.

(k) All employees of the Company and its Subsidiaries classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws are, and since the date that the Company employed its first employee, have been, properly classified as “exempt,” except as would not result in material liability to the Company or any of its Subsidiaries. Each individual who has provided services to the Company or any of its Subsidiaries as an independent contractor or consultant is or during the past three (3) years was properly classified and properly treated as an independent contractor or consultant by the Company or its applicable Subsidiary, except as would not result in material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

(l) The Company and its Subsidiaries and, to the Knowledge of the Company, each Person acting as an agent of the Company and its Subsidiaries, are in compliance in all material respects with all federal, state and local laws, statutes and regulations having the purpose or effect of prohibiting unlawful discrimination against customers or potential customers and, to the Knowledge of the Company, there are no complaints that the Company and its Subsidiaries, or any Person acting as an agent of the Company and its Subsidiaries, have engaged in any unlawful discrimination.

(m) The Company and its Subsidiaries are in compliance in all material respects with the disclosure and other requirements under the California Transparency in Supply Chains Act of 2010 and any similar foreign, state or local law.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person in all material respects all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) The Company and each of its Subsidiaries is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(n) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any analogous provision of state, local or foreign Law).

(o) At all times since its formation, the Company has been properly treated as a partnership for U.S. federal and applicable state and local Tax purposes. At all times since their acquisition by the Company, the Subsidiaries of the Company have been treated as entities disregarded as separate from the Company for U.S. federal and applicable state and local Tax purposes, and no Subsidiary of the Company is treated for U.S. federal income tax purposes as either a “passive foreign investment company” (as defined in Section 1297 of the Code and the Treasury Regulations thereunder) or a “controlled foreign corporation” (as defined in Section 957 of the Code and the Treasury Regulations thereunder).

(p) Neither the Company nor any of its Subsidiaries has failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(q) The Company has made, and not revoked, a valid election pursuant to Section 754 of the Code.

(r) The Company and its Subsidiaries have not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each License held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years valid, binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (i) is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (ii) is or has been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any License; or (iii) has received any notice that any Governmental Authority that has issued any License intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such Licenses, except to the extent such License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth the address of each parcel of Owned Real Property as of the date of this Agreement. Except as set forth in Section 4.20(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries owns any real property or any interest in real property as of the date of this Agreement. The Company is the sole owner of the Owned Real Property and, subject to the Permitted Liens, has good and valid fee simple title and, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Liens, except for Permitted Liens.

(b) Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold or subleasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof relating to Leased Real Property (collectively, the “Real Property Leases”), and none of the Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) Each Real Property Lease is in full force and effect. Neither the Company nor any Subsidiary of the Company has given or received any notice of default, termination, cancellation or nonrenewal with respect to any Real Property Lease, in each case that remains pending or uncured as of the date hereof. All of the material covenants to be performed under any Real Property Lease by the Company or any of its Subsidiaries and to the knowledge of the Company, by any party other than the Company or any of its Subsidiaries, has been performed in all material respects. Neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Real Property Lease. No event has occurred which would reasonably be expected to result in a material breach of or a material default under any Real Property Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(iv) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property

(vi) Each Leased Real Property is in all material respects in good operating condition and repair (ordinary wear and tear expected) and is suitable for its present use in all material respects.

(c) Except as set forth on Section 4.20(c) of the Company Disclosure Letter, there are no written or oral subleases, sub-subleases, licenses, sub-licenses, concessions, occupancy agreements or other Contracts to which any Person other than the Company or any of its Subsidiaries has the right of use or occupancy of any Leased Real Property.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (including each of the items of Company Registered Intellectual Property), and all such Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) to the knowledge of the Company, is valid and enforceable. The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all material Intellectual Property used or held for use by the Company and its Subsidiaries in the conduct of their businesses.

(b) To the knowledge of the Company, the Company and its Subsidiaries have not, in past the six (6) years, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no, and in the past three (3) years there has been no, Action pending or, to the knowledge of the Company, threatened (including any offer, demand or request to license any Intellectual Property from any Person), (i) to which the Company or any of the Company’s Subsidiaries is or was a named party alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (ii) in which the validity, enforceability or registrability of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has been or is being challenged.

(c) To the knowledge of the Company no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. In the past three (3) years the Company and its Subsidiaries have not initiated any Action or sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, misappropriation or other violation of any Intellectual Property of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries take commercially reasonable measures to maintain and protect the secrecy, security, integrity, confidentiality and value of material trade secrets, Intellectual Property, and Company Systems owned or purported to be owned by them or provided to them by a third Person. The Company and its Subsidiaries have entered into valid and enforceable written agreements with each Person who has or has had access to material trade secrets or material confidential information of the Company or its Subsidiaries containing appropriate confidentiality and non-use obligations of such Person. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets owned (or purported to be owned) by the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information. Each current or former employee of, and each current or former contractor or consultant to, the Company or any of its Subsidiaries, in each case, who has been engaged in the development of any material Intellectual Property owned (or purported to be owned) by the Company or its Subsidiaries has entered into an agreement with the Company or a Subsidiary of the Company by which such employee, contractor or consultant presently assigns to the Company or the applicable Subsidiary of such employee’s, contractor’s or consultant’s rights in such Intellectual Property.

(e)  No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of its Subsidiaries and used in connection with their respective business.

(f)  With respect to the information technology systems (including software, “IT Systems”) used by the Company or its Subsidiaries in the operation of their businesses, to the knowledge of the Company, no such IT Systems contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of such IT Systems or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of software or information or data stored or processed on such IT Systems. The IT Systems under the Company’s and its Subsidiaries’ control and, to the knowledge of the Company, all other IT Systems, are maintained in accordance with customary industry standards and practices for entities operating businesses similar to the businesses of the Company or its Subsidiaries and constitute all the information and technology systems infrastructure reasonably necessary to carry on the businesses of the Company or its Subsidiaries as conducted in the past twelve (12) months.

(g)  The Company’s and each of its Subsidiaries’ use of Open Source Software used in or by their products or services is and has been in material compliance with all Open Source Licenses applicable thereto. None of the Company or any of its Subsidiaries has used any Open Source Software in a manner that requires any of its or their proprietary software (or portions thereof) be subject to Open Source Obligations. No source code for any material software owned by the Company or any of its Subsidiaries has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person (other than disclosure employees or contractors of the Company or any of its Subsidiaries on a need-to-know basis and subject to appropriate confidentiality and non-use agreements) and no Person has been granted any rights thereto..

Section 4.22.  Privacy and Cybersecurity.

(a)  The Company and each of its Subsidiaries has established policies, programs and procedures with respect to the collection, use, processing, modification, storage, import, export, disclosure and transfer of Personal Information, including privacy policies, consistent with applicable Laws relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information (“Privacy Laws”), and for the past three (3) years has maintained and enforced such policies, programs and procedures. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are in compliance with, and for the past three (3) years has been in compliance with, (i) all Privacy Laws and (ii) the Company’s and its Subsidiaries’ privacy policies and contractual commitments relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information or the IT Systems (collectively, “Privacy Obligations”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation or breach of any Privacy Laws or Privacy Obligations.

(b)  The Company Systems (i) are sufficient for the immediate needs of the Company and each of its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the business. To the knowledge of the Company, in the past three (3) years, (A) there have been no material unauthorized intrusions or access or breaches of the security of the Company Systems controlled by the Company or its Subsidiaries or, to the knowledge of the Company, all other Company Systems, and (B) there have been no failures, breakdowns, continued substandard performance, or disruptions in any Company Systems that adversely affected the Company’s or its Subsidiaries’ businesses or operations in any material respect. The Company and its Subsidiaries take commercially reasonable measures designed to protect confidential, sensitive or personally identifiable information (including Personal Information) in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through commercially reasonable administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security or (B) received any written notice or complaint from any Person (including any Governmental Authority), nor has any such notice or complaint been threatened against the Company of any of its Subsidiaries with respect to any breach of the security of Personal Information.

Section 4.23.  Environmental Matters.

(a)  The Company and its Subsidiaries are and, except for matters which have been fully resolved, are in material compliance with all applicable Environmental Laws.

(b)  There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Owned Real Property or Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations of the Owned Real Property or the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly Owned Real Property or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws.

(c)  Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)  No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

(e)  Except for Contracts entered into in the ordinary course of business (including Real Property Leases entered into in the ordinary course of business), to the knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has entered into any agreement that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Materials and to the knowledge of the Company, no third parties have ever requested the Company and any of its Subsidiaries to reimburse, defend, hold harmless or indemnify such third party or any other party with respect to liabilities arising out of Environmental Laws.

(f)  The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.  Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25.  Anti-Corruption Compliance.

(a)  For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent, while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)  Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)  To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26.  Sanctions and International Trade Compliance.

(a)  The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made requisite material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer of its products and technologies as required under the Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b)  Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has, while acting on behalf of the Company or any of its Subsidiaries, transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27.  Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.  Customers/Vendors.

(a)  Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Customers”).

(b)  Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c)  Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Vendors”).

(d)  Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29.  Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30.  Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed, leased or subleased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 4.31.  No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto), or (ii) in the case of Acquiror, in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror represents and warrants to the Company as follows:

Section 5.1.  Company Organization. Acquiror has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Governing Documents of Acquiror, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2.  Due Authorization.

(a)  Each of Acquiror has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)  Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present each of those Transaction Proposals identified in Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c)  The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(d)  At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.  No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d) above, to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4.  Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror, its properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror, its properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror, nor are any assets of Acquiror’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, Acquiror is in compliance with all applicable Laws in all material respects. Since inception, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5.  SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 1, 2023, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings.

Section 5.6.  Internal Controls; Listing; Financial Statements.

(a)  Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(b)  Since January 1, 2023, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(c)  Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

Section 5.7.  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, and (ii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8.  Trust Account. As of the date of this Agreement, Acquiror has at least $63,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,750,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 11, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have properly elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby.

Section 5.9.  Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.  Absence of Changes. Since September 30, 2022, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11.  No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12.  Capitalization of Acquiror.

(a)  As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 75,000,000 shares of Acquiror Class A Common Stock, 6,255,019 of which are issued and outstanding as of the date of this Agreement, (ii) 10,000,000 shares of Acquiror Class B Common Stock, of which 6,250,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)  Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Purchase for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 8,333,333 Acquiror Common Warrants and 4,666,667 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) March 16, 2022 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c)  Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with any Financing Transaction, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)  The shares of Acquiror Class C Common Stock to be issued in exchange for the Additional Common Units, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)  Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13.  Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14.  Indebtedness. Acquiror has no Indebtedness other than Working Capital Loans.

Section 5.15.  Taxes.

(a)  Except with respect to any Taxes or Tax Returns required pursuant to Section 4501 of the Code, all income and other material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)  There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(c)  No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d)  There are no material Tax audits or other examinations by a Governmental Authority of Acquiror presently in progress, nor has Acquiror been notified in writing by a Governmental Authority of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(e)  Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(f)  Acquiror has not taken any action, or to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Purchase from qualifying for the Intended Tax Treatment.

Section 5.16.  Business Activities.

(a)  Since formation, Acquiror has conducted no business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b)  As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Acquiror is not a party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

Section 5.17.  Nasdaq Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “SCAQ”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SCAQW”. Acquiror is in compliance with Nasdaq listing rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror or any of its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18.  Proxy Statement. On the date of any filing pursuant to Section 14A, the date the Proxy Statement is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of any Member or the Company specifically for inclusion in the Proxy Statement.

Section 5.19.  No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20.  No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor any of its Affiliates, nor any of its directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and it Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1.  Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Members and the Company shall, and each shall cause the Company and each of its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Members and the Company shall cause the Company its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a)  change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company, except for in connection with the Recapitalization;

(b)  make or declare any dividend or distribution to the members of the Company or make any other distributions in respect of any of the Company Membership Interests or equity interests except for distributions consistent with past practice which do not exceed $1,500,000 per month and except for distributions as contemplated by Section 6.1(v) below;

(c)  split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for (i) in connection with the Recapitalization and (ii) any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d)  purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries;

(e)  enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law; or (ii) waive, release or assign any rights under any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease;

(f)  sell, assign, transfer, convey, lease or otherwise dispose of any material portion of tangible assets or properties of the Company or its Subsidiaries, except for (i)  dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g)  acquire any ownership interest in any real property other than the Permian Basin Facility Investment;

(h)  except as otherwise required by Law, (i) grant or adopt or enter into any arrangement for any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee having an annual base salary less than or equal to $150,000 in the ordinary course of business consistent with past practice, (ii) hire or terminate (other than for cause or due to death or disability) any current or former individual service provider of the Company or any Subsidiary whose annual base salary equals of $150,000 or more, (iii) terminate, adopt, enter into or amend any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (iv) ) grant (promise to grant) or increase the cash compensation, bonus opportunity or equity of any employee, officer, director or other individual service provider, except for increases to non-officer employees in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement;

(i)  acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)  (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, the sum of (i) and (ii) not to be in excess of $250,000 in the aggregate, in each case, other than (x) in the ordinary course of business consistent with past practice and (y) as between the Company and its Subsidiaries;

(k)  (i) make or change any material election in respect of material Taxes (other than make an election under Section 754 of the Code), (ii) materially amend any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(l)  take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(m)  discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate exceed $500,000, except as such obligations become due;

(n)  issue any additional Company Membership Interests or securities exercisable for or convertible into Company Membership Interests, or grant any options, restricted interests, profits interests or other equity or equity-based compensation, except for in connection with the Recapitalization;

(o)  adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(p)  waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(q)  assign, transfer, pledge, sell, license or sublicense to any Person rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, or dispose of, abandon, permit to lapse or fail to preserve any rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;

(r)  deliver, license or make available to any escrow agent or other Person source code for any software owned or purported to be owned by the Company or any of its Subsidiaries;

(s)  modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with applicable Law, or (D) as otherwise directed or required by a Governmental Authority;

(t)  disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(u)  make or commit to make any capital expenditures in an amount greater than $1,000,000 in the aggregate or in a manner other than in the ordinary course of business consistent with past practice;

(v)  manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice and other than to cause the transaction contemplated by the Agreement to result in Net Working Capital at Closing to equal $20,000,000;

(w)  other than as required by applicable Law, modify, enter into or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries, or recognize or certify any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(x)  terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(y)  waive the restrictive covenant obligations of any current or former employee or independent contractor of the Company or any of the Company’s Subsidiaries;

(z)  (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(aa)  terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(bb)  enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2.  Inspection; Confidentiality.

(a)  Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Action or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror).

(b)  The parties to this Agreement acknowledge that they have and will continue to receive Confidential Information (as defined below) from or regarding the other parties and their respective Subsidiaries, the release of which would be damaging to such other party. Each party hereto shall hold in strict confidence any Confidential Information in such party’s possession, and each such party shall not disclose such Confidential Information to any Person (including any Affiliates of such Person) other than another party hereto or a representative of such party with a need to know such Confidential Information in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, or otherwise use such Confidential Information for any purpose other than to evaluate, analyze and keep apprised of the other parties’ and their respective Subsidiaries’ businesses and assets; provided that a party may disclose or use for any purpose any Confidential Information (i) to comply with any Laws (including applicable stock exchange or quotation system requirements) or requests by any Governmental Authority, provided, that a party hereto must notify the other parties hereto promptly of any disclosure of Confidential Information that is required by Law or requested by any Governmental Authority, and any such disclosure of Confidential Information shall be limited to the minimum extent required by Law or requested by such Governmental Authority, (ii) that a party hereto has also received from a source independent of the other parties hereto on a non-confidential basis and that such party reasonably believes was obtained by such source without breach of any obligation of confidentiality to the other parties hereto, (iii) that have been or are hereafter independently developed by a party hereto or its Affiliates or on their behalf without using any of the Confidential Information of the other parties hereto, or (iv) that are or become generally available to the public (other than as a result of a prohibited disclosure by a party hereto or its representatives). The term “Confidential Information” shall mean any information pertaining to a party’s or any of its Subsidiaries’ business that is not available to the public, whether written, oral, electronic, visual form or in any other media, including, but not limited to, trade secrets.

Section 6.3.  Preparation and Delivery of Additional Company Financial Statements.

(a)  As soon as reasonably practicable following the date hereof, but in any event no later than thirty (30) Business Days after the date of this Agreement, the Company shall deliver to Acquiror (i) audited consolidated balance sheets and statements of operations, comprehensive loss, members’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements, such as the auditing standards of PCAOB, and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Audited Financial Statements”) and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)  If the Closing has not occurred prior to March 31, 2023, and this Agreement has not been earlier terminated pursuant to Sections 10.1(e) or 10.1(f), then as soon as reasonably practicable following March 31, 2023, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of the Company and its Subsidiaries as of and for the year ended December 31, 2022, audited in accordance with the auditing standards of PCAOB, together with the auditor’s reports thereon (the “2022 Audited Financial Statements”); provided, that upon delivery of such 2022 Audited Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the 2022 Audited Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c)  The Company shall, as promptly as practicable, provide Acquiror with all other information concerning the Company and its management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Acquiror for inclusion in the Proxy Statement.

Section 6.4.  Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5.  Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and Members shall not, and the Company and the Members shall cause each of the Company Subsidiaries not to, and the Company and Members shall instruct and use their reasonable best efforts to cause each of their representatives, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.6.  Recapitalization. The Company shall use its reasonable best efforts to effectuate the Recapitalization.

Section 6.7.  Certain Subsidiaries. Prior to the Closing, the Company shall take such steps with the Texas Comptroller of Public Accounts and the Texas Secretary of State with respect to each of its applicable Subsidiaries (including, without limitation, (x) D&B Flowback LLC, a Texas limited liability company, (y) Fortis Well Services, L.L.C., a Texas limited liability company and (z) G-4 Oilfield Services, LLC, a Texas limited liability company), such that such Subsidiary is either (i) validly existing, in good standing and has the right to transact business in the state of Texas in all respects or (ii) dissolved as an entity, in each case of the foregoing clauses (i) and (ii), in accordance with the TBOC. The Company shall bear all costs and fees associated with its performance of this Section 6.7.

Section 6.8.  Employment Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to enter into employment agreements with certain of the Members on terms reasonably acceptable to Acquiror.

Article VII

COVENANTS OF ACQUIROR

Section 7.1.  Employee Matters.

(a)  Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an Equity Incentive Plan, in a form to be mutually agreed upon between Acquiror and the Company (the “Equity Incentive Plan”), that provides for grants of awards to eligible service providers, with an initial share reserve equal to 5% of the fully diluted Acquiror Common Stock (including any rights convertible into or exercisable for Acquiror Common Stock) immediately following the Closing (inclusive of the shares available for issuance under the Equity Incentive Plan). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 with respect to the Acquiror Common Stock issuable under the Equity Incentive Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

(b)  Communication. Any written or oral communications proposed to be delivered to employees of the Company or any of its Subsidiaries regarding employees’ level of (or rights with respect to) continued employment or benefits or compensation at or after Closing, in connection with such employees’ rights and obligations contained in this Agreement (if any), or otherwise respecting any material changes or potential material changes in employee benefit plans, practices or procedures that may or will occur in connection with or following the transactions contemplated by this Agreement shall be subject to the review and prior consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed).

(c)  No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror, Members and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, Members, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.  Trust Account Proceeds.

(a)  Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall use its reasonable best efforts to cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3.  Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to cause (i) Acquiror to remain listed as a public company on Nasdaq, (ii) prepare and submit to Nasdaq a listing application, if required under Nasdaq listing rules, covering the shares of Acquiror Common Stock issuable in the Transactions, and (iii) obtain approval for the listing of such shares of Acquiror Common Stock and Members and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4.  No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5.  Acquiror Conduct of Business.

(a)  During the Interim Period, Acquiror shall, except as contemplated by this Agreement (including as contemplated by Section 7.9), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement (including as contemplated by Section 7.9) or the Ancillary Agreements or as required by Law:

(i)  change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(ii)  (x) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s capital stock, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s capital stock, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of Acquiror, other than as provided in the Agreement or a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)  (A) make or change any material election in respect of material Taxes, (B) amend any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv)  take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(v)  other than as expressly required by the Sponsor Support Agreement or in respect of any Working Capital Loans, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)  incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, or (y) in respect of any Working Capital Loan in an aggregate not to exceed $2,500,000;

(vii)  other than as provided in the Agreement, (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii)  enter into any agreement to do any action prohibited under this Section 7.5.

(b)  During the Interim Period, Acquiror shall use reasonable best efforts to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror may be a party.

Section 7.6.  Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)  the Board of Directors of Acquiror shall be classified into three separate classes and consist of up to seven (7) directors, which shall initially include:

(i)  two (2) director nominees to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement, which directors shall be elected in the Acquiror Stockholders’ Meeting and placed in the class whose term expires in 2026;

(ii)  the Chief Executive Officer (who shall initially be Jacob Startz), whose term expires in 2026; and

(iii)  up to four (4) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement; provided, that two (2) of such director nominees must be “independent” directors for the purposes of Nasdaq and reasonably acceptable to Acquiror (the “Independent Directors”), two (2) of whom shall be placed in the class whose term expires in 2024 and two (2) of whom shall be placed in the class whose term expires in 2025;

(b)  the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Closing; and

(c)  the initial officers of Acquiror shall be as set forth on Section 2.10 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Closing.

Section 7.7.  Indemnification and Insurance.

(a)  From and after the Closing, Acquiror agrees that it shall indemnify and hold harmless each present and former manager, director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b)  For a period of six (6) years from the Closing, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering the Company’s and their respective Subsidiaries’ directors and officers prior to the Closing and after the Closing and those Persons who are currently covered by Acquiror’s liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage provided by the Acquiror prior to the Closing; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance provided by the Acquiror prior to the Closing by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c)  Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Purchase indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d)  On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8.  Extension. Within two (2) Business Days of receipt of a written request from Acquiror, the Company shall loan to Acquiror (the “Extension Loan”) the amount of funds determined by Acquiror as necessary to increase the outstanding amount of the Trust Account to effect the extension of the deadline by which Acquiror must complete a Business Combination in accordance with its Governance Documents (such date, the “Business Combination Deadline”) from March 16, 2023 to September 16, 2023 (the “Extension,” and such amounts of funds, the “Extension Amount”), provided that the Extension Amount will not exceed $300,000 per month and $1,500,000 in the aggregate. As the consideration of the Extension Amount, the Members shall receive, within ten (10) calendar days following the Closing, their Pro Rata Shares of (i) cash equal to the Extension Amount; and (ii) a number of Company Common Units issued by the Company equal to (x) the Extension Amount multiplied by 1.5 divided by (y) $10.00 (and an equivalent number of shares of Acquiror Class C Common Stock issued by the Acquiror).

Section 7.9.  Non-Redemption and Financing Transactions(a). Notwithstanding anything in herein to the contrary, during the Interim Period, Acquiror may (a) enter into non-redemption agreements with certain stockholders of Acquiror, which shall provide, among other things, that such stockholders of Acquiror shall not participate in the Acquiror Share Redemption with respect to the shares of Acquiror Common Stock held by such stockholders (a “Non-Redemption Transaction”) or (b) enter into financing arrangements with third parties pursuant to which such third parties would invest in equity or debt securities (including loans) of Acquiror to be consummated substantially concurrently with the consummation of the Purchase (a “Financing Transaction”), in each case, on terms mutually acceptable to the Company and Acquiror (with each such party acting reasonably and in good faith). If Acquiror desires engage in any Non-Redemption Transaction or Financing Transaction, each of the Members and the Company agree, and each shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with such Non-Redemption Transaction or Financing Transaction as may be reasonably requested by Acquiror.

Section 7.10.  Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror Stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII

JOINT COVENANTS

Section 8.1.  HSR Act; Other Filings.

(a)  In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly with the notification and reporting requirements of the HSR Act, and in any event, shall each use reasonable best efforts to make any applicable HSR filing no later than ten (10) business days from the date of this Agreement. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)  Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)  Acquiror shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Purchase, including, (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Company nor Acquiror shall be required to undertake any action under this Section 8.1 if such action, individually or in the aggregate, would adversely and materially impact the Company’s or Acquiror’s expected benefits or the business or financial condition of the Company from the transactions contemplated hereby.

(d)  With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)  Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

(f)  The Acquiror and the Company shall not take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Purchase, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.2.  Preparation of Proxy Statement; Stockholders’ Meeting and Approvals.

(a)  Proxy Statement.

(i)  As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC a mutually acceptable proxy statement to be sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Acquiror and the Company shall use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof and in accordance with Section 8.4. Promptly following confirmation by the SEC that the SEC has no further comments, Acquiror shall cause the Proxy Statement in definitive form to be mailed to the Acquiror Stockholders.

(ii)  Acquiror shall use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action.

(iii)  Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Purchase and the other transactions contemplated hereby (the “Offer Documents”).

(iv)  To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(v)  Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vi)  If at any time prior to the Closing any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(vii)  Each of the Company, the Members and Acquiror shall use its reasonable best efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Acquiror, the Company and their respective counsel in connection with the drafting of the filings and mailings of the Proxy Statement and responding in a timely manner to comments from the SEC.

(b)  Acquiror Stockholder Approval. Acquiror shall (a) as promptly as practicable following confirmation by the SEC that the SEC has no further comments to the Proxy Statement, (i) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b), for a date no later than thirty (30) Business Days following the mailing of the Proxy Statement to the Acquiror Stockholders, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) approval of the change of Acquiror’s name to “Force Pressure Control Corp.”, (B) the adoption and approval of the Acquiror Charter and the Acquiror Bylaws (with such additional changes as may be agreed in writing by Acquiror and the Company), including any separate or unbundled proposals as are required to implement the foregoing, (C) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of Acquiror Common Stock in connection with the Transactions and any financing arrangement made by the Acquiror and the Company in connection with the Transactions prior to the Closing, (E) approval of the adoption by Acquiror of the equity plan described in Section 7.1(a), (F) the election of directors effective as of the Closing as contemplated by Section 7.6, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the parties hereto. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)  Company Member Approvals. The Company shall cause the Company Member Written Consent to be duly executed and delivered to the Company by the Members prior to the Company Member Approval Deadline.

Section 8.3.  Support of Transactions. Without limiting any covenant contained in Article VI or Article VII, Acquiror, Members and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, Members, or the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by any Member or the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4.  Tax Matters.

(a)  Intended Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the parties hereto intend that:

(i)  the purchase by Acquiror of the Sold Units in exchange for the Aggregate Cash Consideration and any payments by Acquiror pursuant to Section 2.4 (such consideration, together with all other items required to be treated as taxable consideration under the Code and the Treasury Regulations in exchange for such Sold Units, the “Tax Purchase Price”) be treated as a sale of partnership interests in the Company to Acquiror governed by Sections 741, 743, 751 and 754 of the Code, with the transfer by Acquiror to the Company of the number of Acquiror Class C Common Stock in exchanged for the Additional Common Units, followed by the transfer by the Company to the Members of such shares of Acquiror Class C Common Stock, treated as part of that sale by virtue of Section 707 of the Code;

(ii)  each share of the Acquiror Class C Common stock and the Company Unitholder Redemption Rights shall be treated as having a fair market value equal to zero Dollars ($0) at the time of the Closing; and

(iii)  the Extension Loan be treated as an equity interest in Acquiror (the clauses (i), (ii) and (iii) together, “Intended Tax Treatment”).

The parties (i) shall not take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment and (ii) shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position for Tax purposes on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(b)  Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement shall constitute Company’s Transaction Expenses. The applicable parties shall cooperate in filing such forms and documents as may be necessary and to obtain any exemption or refund of any Transfer Taxes.

(c)  Tax Elections. Acquiror, the Company and the Members agree to file or cause to be filed (i) an election under Section 754 of the Code with respect to the Company’s taxable year that includes the Closing Date if no such election is otherwise in effect for such year, and (ii) a “push out” election under Section 6226 of the Code (and any similar provision of state, local or other Tax Law) with respect to any “final partnership adjustment” relating to any taxable year (or portion thereof) of the Company prior to the Closing Date.

(d)  Purchase Price Allocation. Except as Acquiror and the Members may otherwise agree in writing or as may be otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provisions of state, local, or non-U.S. tax Law, within one hundred and twenty (120) days following the Closing, Acquiror shall prepare and shall deliver to the Members an allocation of the Tax Purchase Price (as adjusted pursuant to this Agreement) among the assets of the Company and its Subsidiaries (the “Purchase Price Allocation”). The Purchase Price Allocation shall contain sufficient detail to permit the parties to make any computations and adjustments required under Sections 704(c), 741, 743, 751 and 754 of the Code and the Treasury Regulations thereunder. Acquiror shall consider in good faith any of the Members’ reasonable comments to the Purchase Price Allocation if received within thirty (30) days of Acquiror’s delivery of the Purchase Price Allocation to the Members. The Purchase Price Allocation shall be final and binding, and the parties shall use the Purchase Price Allocation for valuing the assets of the Company and its Subsidiaries on the date of Closing for all income Tax purposes, including Sections 704(c), 741 and 751 of the Code. The parties hereto agree to (and agree to cause their respective Affiliates to) (i) be bound by the Purchase Price Allocation (as finally determined) for purposes of determining any Taxes, (ii) report the transactions consummated pursuant to this Agreement in accordance with the Purchase Price Allocation (as finally determined) and (iii) not take a position inconsistent with the Purchase Price Allocation (as finally determined) on any applicable Tax Return or in any audit, examination or proceeding, unless required to do so by a determination of an applicable Governmental Authority that is final and non-appealable. Acquiror may update or otherwise supplement the Purchase Price Allocation consistent with this Agreement as may be necessary from time to time, including to take into account any payments made pursuant to Section 2.4.

(e)  Cooperation. Each party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other party, in connection with (i) the preparation and filing of Tax Returns required to be filed by the Company and its Subsidiaries; (ii) any Tax Proceeding with respect to Taxes or Tax Returns of the Company and its Subsidiaries; and (iii) any reasonable request made by Acquiror or a Member (including a request for information) to enable such party to determine the “amount realized” by such Member for purposes of Section 1446(f) of the Code with respect to the Purchase. Following the Closing, Acquiror, the Company and its Subsidiaries, and the other parties hereto (to the extent such parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any taxing authority. The parties hereto shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow Acquiror or the Company or a Member to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws.

(f)  Post-Closing Actions. After the Closing, without the prior written consent of the Members (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (and shall neither cause nor permit the Company or its Subsidiaries to) take any of the following actions: (i) amend, re-file or otherwise modify any Pre-Closing Flow-Through Tax Return, (ii) enter into an agreement to extend the statute of limitations with respect to any Pre-Closing Flow-Through Tax Return (other than in the ordinary course consistent with past practice), (iii) make, change, or revoke any Tax election affecting a Pre-Closing Flow-Through Tax Return or any material Pre-Closing Flow-Through Tax Item (other than as described in this Section 8.4 or otherwise specifically contemplated herein or in the Company A&R LLC Agreement), or (iv) initiate any discussion, voluntary disclosure or examination with any Governmental Authority regarding any material Pre-Closing Flow-Through Tax Items.

(g)  Tax Proceedings. After the Closing, each party shall promptly notify the other parties in writing upon receipt by the applicable party or its Affiliates of notice of any Tax Proceeding with respect to Pre-Closing Flow-Through Tax Returns or any material Pre-Closing Flow-Through Tax Items. Such notification shall include a copy of the relevant portion of any correspondence received from the Governmental Authority. Subject to Section 8.4(c)(ii), and the terms of the Company A&R LLC Agreement, the Members shall have exclusive authority to control any Tax Proceeding pertaining solely to any Pre-Closing Flow-Through Tax Return for any taxable period ending on or before the Closing Date, provided that (i) Acquiror shall have the right to participate in any such Tax Proceeding, and (ii) the Members shall not settle or compromise any such Tax Proceeding without the prior written consent of Acquiror which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.5.  Section 16 Matters. Prior to the Closing, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Membership Interests or acquisitions of shares of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6.  Cooperation; Consultation.

(a)  Prior to Closing, each of the parties hereto shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in connection with such financing arrangement following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations) and (d) consulting and cooperating with, and considering in good faith any feedback from, each party and its legal and financial advisors with respect to such matters. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the parties, or their respective auditors.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1.  Conditions to Obligations of Acquiror and the Company. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Purchase is subject to the satisfaction of the following conditions at or prior to Closing, any one or more of which may be waived in writing by all of such parties:

(a)  The Acquiror Stockholder Approval shall have been obtained;

(b)  The Company Member Approvals shall have been obtained;

(c)  The waiting period or periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(d)  There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Purchase; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and

(e)  The shares of Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq.

Section 9.2.  Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Purchase are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)  (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b)  Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)  Each of the representations and warranties of the Members contained in Article III shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(d)  The key financial results in the Audited Financial Statements and 2022 Audited Financial Statements are substantially consistent with the Company’s financial results provided in Exhibit F;

(e)  The Recapitalization shall have been completed pursuant to the Recapitalization Instrument.

(f)  There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 9.3.  Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Purchase is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)  (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(b)  Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1.  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)  by written consent of the Company (on behalf of itself and each of the Members) and Acquiror;

(b)  by the Company (on behalf of itself and each of the Members) or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Purchase illegal or otherwise preventing or prohibiting consummation of the Purchase;

(c)  by the Company (on behalf of itself and each of the Members) if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)  prior to the Closing by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of any Member or the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c) or Section 9.2(d) would not be satisfied at the Closing (a “Terminating Member/Company Breach”), except that, if such Terminating Member/Company Breach is curable by such Member or the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as such Member or the Company continues to use its respective reasonable best efforts to cure such Terminating Member/Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Member/Company Breach is not cured within the Company Cure Period;

(e)  by Acquiror if the Company Member Approvals shall not have been obtained by the Company Member Approval Deadline;

(f)  by Acquiror if the Board of Directors of Acquiror decides not to continue extending the Business Combination Deadline for additional months and as a result, the Acquiror would wind up the Acquiror’s affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in the Acquiror Governing Documents.

(g)  prior to the Closing, by written notice to Acquiror from the Company (on behalf of itself and the Members) if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or

(h)  by Acquiror or the Company (on behalf of itself and each of the Members) if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived prior to September 16, 2023 (the “Agreement End Date”). The right to terminate this Agreement under this Section 10.1(h) shall not be available to a party to this Agreement if a breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of any of the conditions to the Closing set forth in Article IX to have not been satisfied or waived prior to the Agreement End Date.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of a Member, the Company, or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1.  Trust Account Waiver. Each of the Members and the Company acknowledge that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of the Members and the Company further acknowledge that, as described in the prospectus dated March 11, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). Each of the Members and the Company acknowledge that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to allow redemption in connection with a Business Combination or to redeem 100% of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Members and the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit a Member’s or the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to a Member or the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that a Member or the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2.  Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, managing members or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)  If to Acquiror prior to the Closing, or to Acquiror after the Closing, to:

Stratim Cloud Acquisition Corp.
100 West Liberty Street, Suite 100
Reno, Nevada 89501
Attention: Sreekanth Ravi
Email: sreekanth@stratimcloud.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies
Email: michael.mies@skadden.com

(b)  If to any Member or the Company, to:

Force Pressure Control, LLC
P.O. Box 429

Seguin, TX 78156

Attention: Jacob Startz
Email: jacob.startz@forcepsi.com

with copies to (which shall not constitute notice):

Egan Nelson LLP

2911 Turtle Creek Blvd., Suite 1100

Dallas, TX 75219

Attention: Brad L. Whitlock
Email: brad.whitlock@egannelson.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5.  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6.  Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, all unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Purchase and release of proceeds from the Trust Account.

Section 11.7.  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.  Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each party hereto shall have received one or more counterparts hereof signed by each of the other parties hereto and unless and until such receipt, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.9.  Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.  Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement, (iii) the Registration Rights Agreement, (iv) the Lock-Up Agreement, (v) the Company Member Written Consent, and (iv) the Tax Receivable Agreement (collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12.  Publicity.

(a)  All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company (on behalf of itself and each Member), which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)  The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.  Jurisdiction; Waiver of Jury Trial.

(a)  Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16.  Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)  Solely with respect to each Member, the Company and Acquiror, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, a Member, the Company and Acquiror as named parties hereto; and

(b)  except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a Member, the Company or Acquiror and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Members, the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.  Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.  Conflicts and Privilege.

(a)  Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SCAQ Group”), on the one hand, and (y) any member of the Force Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SCAQ Group, in such dispute even though the interests of such Persons may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the SCAQ Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Purchase and belong to the SCAQ Group after the Closing, and shall not pass to or be claimed or controlled by the Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Acquiror.

(b)  Acquiror, each of the Members, and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the members or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Acquiror) (collectively, the “Force Group”), on the one hand, and (y) the Acquiror and/or any member of the SCAQ Group, on the other hand, any legal counsel, including Egan Nelson LLP (“EN”) that represented a Member or the Company prior to the Closing may represent any member of the Force Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror and/or a Members or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among a Member, the Company and/or any member of the Force Group, on the one hand, and EN, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Purchase and belong to the Force Group after the Closing, and shall not pass to or be claimed or controlled by the Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Acquiror.

Section 11.19.  Acquiror Post-Closing Action. Any actions provided in this Agreement to be taken by Acquiror after the Closing, shall be unanimously approved in writing by the Board of Directors of Acquiror then elected, and if an unanimous approval cannot be obtained, such actions shall then be approved in writing by the Independent Directors then in office.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

STRATIM CLOUD ACQUISITION CORP.

By:	/s/ Sreekanth Ravi
	Name:	Sreekanth Ravi
	Title:	Chief Executive Officer

[Signature Page to Memebrship Interests Purchase Agreement]

FORCE PRESSURE CONTROL, LLC

By:	/s/ Jacob Startz
	Name:	Jacob Startz
	Title:	Chief Executive Officer

MEMBERS

By:	/s/ Harvey Mueller
	Name:	Harvey Mueller

By:	/s/ Jacob Startz
	Name:	Jacob Startz

By:	/s/ Wesley Ryan Mangan
	Name:	Wesley Ryan Mangan

By:	/s/ Harrison Elliott Daniel
	Name:	Harrison Elliott Daniel

By:	/s/ Darin Nesloney
	Name:	Darin Nesloney

By:	/s/ Dustin Nesloney
	Name:	Dustin Nesloney

[Signature Page to Memebrship Interests Purchase Agreement]

Exhibit A1

Members; Allocation of Aggregate Cash Consideration

Member Name	Membership Units (prior to the Recapitalization)	Company Common Units (after the Recapitalization	Pro Rata Share	Retained Units	Sold Units	Aggregate Purchase Price for Sold Units	Shares of Acquiror Class C Common Stock
Harvey Mueller	442	10,608,000	44.2%
Jacob Startz	308	7,392,000	30.8%	0
Wesley Ryan Mangan	16	384,000	1.6%
Harrison Elliott Daniel	24	576,000	2.4%
Darin Nesloney	10	240,000	1.0%
Dustin Nesloney	200	4,800,000	20.0%
TOTALS	1,000	24,000,000	100.0%

[1]	Note: To be finalized twenty (20) Business Days prior to the Closing.

Exhibit B

Form of Company A&R LLC Agreement

Exhibit C

Form of Registration Rights Agreement

Exhibit D

Form of Lock-Up Agreement

Exhibit E

Form of Tax Receivable Agreement

Exhibit F

Company Financial Results

A.	Fiscal Year 2021 revenues of approximately $85 million and EBITDA of approximately $27 million.

B.	Fiscal year 2022 revenues of approximately $159 million and EBITDA (excluding stock-based compensation and other ordinary adjustments) of approximately $60 million.

C.	Fiscal year 2023 forecasted revenues of at least $175 million and EBITDA, prior to anticipated additional public company readiness expenses, of at least $75 million.

D.	Fiscal year 2023 forecasted operating cash flow in excess of $50 million.